Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth Chiquita Brands International, Inc.’s ratio of earnings to fixed charges and preferred stock dividends on a historical basis for each of the periods indicated below.

	Reorganized Company										Predecessor Company
	Nine Months Ended September 30,				Year Ended December 31,				Nine Months Ended December 31,		Quarter Ended March 31,	Year Ended December 31,
	2005		2004		2004		2003		2002		2002	2001		2000
					(Dollars in Millions)
Earnings:
Income (loss) from continuing operations	$150.5		$30.3		$55.4		$95.9		$(6.6)		$(189.7)	$(120.2)		$(109.1)
Fixed charges (see below)	54.3		42.0		54.9		59.1		41.7		11.6	124.6		129.7
Income taxes	7.2		2.2		5.4		5.3		4.8		1.0	5.8		6.8
Income distributions of equity investees	0.2		0.2		0.3		1.7		1.8		0.2	1.7		1.9
Less: (income) loss from unconsolidated equity investees	(4.8)		(9.1)		(11.2)		(12.2)		(10.5)		(0.9)	1.7		2.9
Less: capitalized interest	—		—		—		—		—		—	—		(1.3)

Total earnings (as defined)	$207.4		$65.6		$104.8		$149.8		$31.2		$(177.8)	$13.6		$30.9

Fixed Charges:
Interest expense	$37.1		$29.9		$38.9		$42.4		$30.3		$7.6	$111.2		$113.8
Capitalized interest	—		—		—		—		—		—	—		1.3
Estimated interest component of rental expense	17.2		12.1		16.0		16.7		11.4		4.0	13.4		14.6

Total fixed charges (as defined)	$54.3		$42.0		$54.9		$59.1		$41.7		$11.6	$124.6		$129.7
Preferred stock dividends	—		—		—		—		—		—	11.8		17.1

Total Fixed charges and preferred stock dividends	$54.3		$42.0		$54.9		$59.1		$41.7		$11.6	$136.4		$146.8

Ratio of Earnings to Fixed Charges	3.82	x	1.56	x	1.91	x	2.53	x	(a	)	(a )	(a	)	(a	)
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.82	x	1.56	x	1.91	x	2.53	x	(a	)	(a )	(a	)	(a	)

(a)	For these periods, earnings were inadequate to cover fixed charges. The amount of the coverage deficiency was $10.5 million for the nine months ended December 31, 2002, $189.4 million for the quarter ended March 31, 2002, $111.0 million for the year ended December 31, 2001 and $98.8 million for the year ended December 31, 2000. For the years ended December 31, 2001 and 2000, the amount of the coverage deficiency was $122.8 million and $115.9 million, respectively, after including preferred stock dividends in the calculation.